Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 33-60188 and 333-1006 of Educational Development Corporation on Form S-8 of our report dated May 19, 2004, appearing in this Annual Report on Form 10-K of Educational Development Corporation for the year ended February 28, 2006.
/s/ Deloitte & Touche LLP
Tulsa, Oklahoma
May 25, 2006